Exhibit 5.1
Bass, Berry & Sims plc
ATTORNEYS AT LAW

A PROFESSIONAL LIMITED LIABILITY COMPANY
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
(615) 742-6200
May 21, 2009
Luminex Corporation
12212 Technology Boulevard
Austin, Texas 78727

RE:	Registration Statement on Form S-8 relating to the Luminex Corporation Amended and Restated 2006 Equity Incentive Plan (the “Plan”)
Ladies and Gentlemen:
     We have acted as counsel to Luminex Corporation, a Delaware corporation (“Luminex”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to certain shares of common stock, par value $0.001 per share (the “Common Stock”), of Luminex to be issued pursuant to the Plan.
     In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and the due authorization, execution and delivery of all documents by the parties thereto.
     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the shares of Common Stock issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.
     The opinions expressed above are limited to the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal law of the United States.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
     This opinion is furnished to you in connection with the filing of the Registration Statement.
Sincerely,
/s/ Bass, Berry & Sims PLC
Bass, Berry & Sims PLC